JNL VARIABLE FUND LLC
                    JNL/MELLON CAPITAL MANAGEMENT JNL 5 FUND

                            JNLNY VARIABLE FUND I LLC
                  JNL/MELLON CAPITAL MANAGEMENT DOWSM 10 FUND,
                  JNL/MELLON CAPITAL MANAGEMENT S&P(R) 10 FUND,
                AND JNL/MELLON CAPITAL MANAGEMENT GLOBAL 15 FUND

                              PLAN OF CONSOLIDATION

     This plan of consolidation has been entered into on the 27th day of April, 2007, between the JNL VARIABLE FUND LLC (the "Variable Fund'), a Delaware limited liability company, on behalf of its JNL/MELLON CAPITAL MANAGEMENT JNL 5 FUND (the "Surviving Fund") and JNLNY VARIABLE FUND I LLC, (the "Variable Fund I"), a Delaware limited liability company, on behalf of (i) its JNL/MELLON CAPITAL MANAGEMENT DOWSM 10 FUND (the "Dissolving Dow Fund"), (ii) its JNL/MELLON CAPITAL MANAGEMENT S&P(R) 10 FUND (the "Dissolving S&P Fund") and
(iii) its JNL/MELLON CAPITAL MANAGEMENT GLOBAL 15 FUND (the "Dissolving Global Fund").

     WHEREAS, the Variable Fund and the Variable Fund I are each a registered investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS the Board of Managers of the Variable Fund and the Board of Managers of the Variable Fund I have each determined that the transactions described herein are in the best interests of the shareholders of the Dissolving Dow Fund, the Dissolving S&P Fund and the Dissolving Global Fund and the Surviving Fund;

     WHEREAS the Board of Managers of the Variable Fund and the Board of Managers of the Variable Fund I have each determined that the transactions described herein will not dilute the interests of any member of the Dissolving Dow Fund, the interests of any member of the Dissolving S&P Fund, the interests of any member of the Dissolving Global Fund, or the interests of any member of the Surviving Fund;

     WHEREAS the Board of Managers of the Variable Fund I has determined that the transactions described herein will provide for the equitable liquidation and distribution of the member interests of the Dissolving Dow Fund, the Dissolving S&P Fund and the Dissolving Global Fund;

     WHEREAS Article III, Section 3.m. of the Variable Fund I's Operating Agreement, dated September 9, 2004 (the "Operating Agreement"), authorizes the Board of Managers to consolidate any series of the Variable Fund I;

     WHEREAS the Board of Managers of the Variable Fund I has determined that the Dissolving Dow Fund, the Dissolving S&P Fund and the Dissolving Global Fund should be consolidated with and into the Surviving Fund; and

     WHEREAS the Board of Managers of Variable Fund I has been advised by counsel that approval of this agreement and plan of consolidation by members of the Dissolving Dow Fund, the members of the Dissolving S&P Fund and the members of the Dissolving Global Fund is not required under the Operating Agreement or applicable law;

     NOW, THEREFORE, all the assets, liabilities and interests of the Dissolving Dow Fund, the Dissolving S&P Fund and the Dissolving Global Fund shall be transferred on the Closing Date to the Surviving Fund as described below:

     1. The Closing Date shall be April 27, 2007, or such other day on which the Trust is open for business and the New York Stock Exchange is open for unrestricted trading as may be determined by the Trust's management;

     2. On or before the Closing Date, and before effecting the transaction described herein, JNLNY Variable Fund I LLC shall have received a satisfactory written opinion of legal counsel as to such transaction to the effect that:

          (a) such transaction shall not qualify as a tax-free transfer of assets in exchange for stock under Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"); or as a tax-free reorganization under Section 368(a)(1) of the Code, but that (i) the contract owners with beneficial interests in the Dissolving Dow Fund, the Dissolving S&P Fund and the Dissolving Global Fund will not realize a tax gain or loss as a result of the transaction because of the nature of the contracts, (ii) the Surviving Fund will not realize a tax gain or loss as a result of the transaction, and (iii) if appropriate basis adjustments are made pursuant to the rules of Section 817(b) of the Code, the gain or loss that would otherwise be recognized by JNLNY Separate Account I upon the exchange of the assets of the Dissolving Dow Fund, the Dissolving S&P Fund and the Dissolving Global Fund for shares of the Surviving Fund will be reduced or eliminated; and

          (b) the securities to be issued in connection with such transaction have been duly authorized, and when issued in accordance with this Plan, will have been validly issued and fully paid and will be non-assessable by the Surviving Fund.

     3. In exchange for all of its interests in the Dissolving Dow Fund, the Dissolving S&P Fund and the Dissolving Global Fund, each member of the Dissolving Dow Fund, each member of the Dissolving S&P Fund and each member of the Dissolving Global Fund shall receive a number of shares, including fractional shares, of the Surviving Fund equal in dollar value to the member's interests in the Dissolving Dow Fund, the Dissolving S&P Fund and the Dissolving Global Fund. Each member of the Dissolving Dow Fund, each member of the Dissolving S&P Fund and each member of the Dissolving Global Fund shall thereupon become a shareholder of the Surviving Fund.

     4. For purposes of this transaction, the value of the shares of the Surviving Fund and the members' interests in the Dissolving Dow Fund, the Dissolving S&P Fund and the Dissolving Global Fund shall be determined as of 4:00 p.m., Eastern Time, on the Closing Date. Those valuations shall be made in the usual manner as provided in the relevant Fund's prospectus.

     5. Upon completion of the foregoing transactions, the Dissolving Dow Fund, the Dissolving S&P Fund and the Dissolving Global Fund shall be terminated and no further member interests shall be issued by it. The classes of the Variable Fund's shares representing the Dissolving Dow Fund, the Dissolving S&P Fund and the Dissolving Global Fund shall thereupon be closed and the shares previously authorized for those classes shall be reclassified by the Board of Managers. The Board of Managers and management shall take whatever actions may be necessary under Delaware law and the 1940 Act to effect the termination of the Dissolving Dow Fund, the Dissolving S&P Fund and the Dissolving Global Fund.

     6. The costs and expenses of these transactions, including the preparation, filing, printing and mailing of disclosure documents and related legal fees shall be borne by Jackson National Asset Management, LLC.

     IN WITNESS WHEREOF, JNL VARIABLE FUND LLC, on behalf of the JNL/MELLON CAPITAL MANAGEMENT JNL 5 FUND and JNLNY VARIABLE FUND I LLC, on behalf of its JNL/MELLON CAPITAL MANAGEMENT DOWSM 10 FUND, JNL/MELLON CAPITAL MANAGEMENT S&P(R) 10 FUND and its JNL/MELLON CAPITAL MANAGEMENT GLOBAL 15 FUND, has caused this plan of consolidation to be executed and attested in the City of Lansing, State of Michigan, on the date first written above.


JNL VARIABLE FUND LLC                          JNLNY VARIABLE FUND I LLC

By:                                            By:

/s/ Mark D. Nerud                              /s/ Mark D. Nerud
Mark D. Nerud, President                       Mark D. Nerud, President

ATTEST:                                        ATTEST:

/s/ Daniel W. Koors                            /s/ Daniel W. Koors
Daniel W. Koors, Vice President                Daniel W. Koors, Vice President
& Chief Financial Officer                      & Chief Financial Officer